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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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HEI, Inc.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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HEI, INC.
1495 Steiger Lake Lane
Victoria, Minnesota 55386

SUPPLEMENT TO PROXY STATEMENT DATED DECEMBER 30, 2003

     Dear HEI Shareholder:

     You recently received a proxy statement dated December 30, 2003 (the “Proxy Statement”) in connection with the solicitation of proxies by the Board of Directors of HEI, Inc. (the “Company”) for the Annual Meeting of Shareholders of the Company (the “Annual Meeting”) to be held on Wednesday, February 11, 2004, at 3:00 p.m., Central Standard Time, or any adjournments thereof, at the Minneapolis Marriot Southwest, 5801 Opus Parkway, Minnetonka, Minnesota 55343, for the following purposes:

(1)	To elect two (2) Class II Directors to hold office for a term of three-years;

(2)	To approve an amendment to increase the number of shares authorized for issuance under the Company’s 1998 Stock Option Plan from 1,300,000 to 1,650,000; and

(3)	To transact such other business as may properly come before the meeting.

     This proxy supplement (this “Proxy Supplement”) should be read in conjunction with the Proxy Statement and is being provided to you to in order to add certain information to the Proxy Statement. If you need another copy of the Proxy Statement, you may contact Douglas J. Nesbit, Chief Financial Officer, 1495 Steiger Lake Lane, Victoria, Minnesota 55386 to request that a copy be mailed to you. This Proxy Supplement is dated January 14, 2004 and is first being mailed to the Company’s shareholders on or about January 16, 2004. Whether or not you plan to attend the Annual Meeting, please carefully read the contents of this Proxy Supplement together with the Proxy Statement and sign, date and return the proxy that was included with the Proxy Statement.

Correction to Biography of George M. Heenan

The following information regarding Mr. George M. Heenan replaces the information on Mr. Heenan provided in the Proxy Statement under the heading “Nominees for Director.” Mr. Heenan is a Class II director nominee for the three year term ending in 2007.

George M. Heenan, age 64, has served as a director of the Company since June 2003. Mr. Heenan is currently Director of the Institute of Strategic Management at the University of St. Thomas and also serves as an Executive Fellow for the University’s College of Business. Mr. Heenan’s background includes experience in start-up, emerging growth, Fortune 500 and Fortune 200 companies as well as the management of venture capital partnerships. He has previously held a number of management and executive positions at Medtronic Inc., Control Data, Medical Industrial Capital, Clarus Medical, Bissell Healthcare Company, and Camp Preston Group. Over the course of his career, Mr. Heenan has served on a number of public, private, and advisory boards. Mr. Heenan currently serves on the Board of Directors of Midwest Wireless Holdings, LLC, a privately held wireless telecommunications company, since 2003; Minnesota Scientific Inc., a privately held supplier of surgical equipment, since 1998; and Siskiwit Systems, a privately held technology development company, since 2001. Mr. Heenan is a graduate of St. Ambrose College with a B.S. in Physics. He also attended the University of Wisconsin-Madison and has completed the Operations Management Program at Harvard University.

Correction to Compensation Committee Interlocks and Insider Participation Section of Proxy Statement

The Proxy Statement states, under the heading “Executive Compensation - Compensation Committee Interlocks and Insider Participation,” that Mack V. Traynor, III, the Company’s Chief Executive Officer and President, is a director of Wavecrest Corporation. Mr. Traynor is not a director of Wavecrest Corporation.

By Order of the Board of Directors, Douglas J. Nesbit Chief Financial Officer

Dated: January 14, 2004